Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of VERITAS Software Corporation for the registration of 8,380,799 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2001, except for Note 20, insofar as it relates to the year 2000, as to which the date is March 14, 2003, with respect to the consolidated financial statements (as restated) and schedule of VERITAS Software Corporation for the year ended December 31, 2000 included in the Current Report on Form 8-K dated March 18, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 14, 2003